SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

Commonwealth Energy Corporation.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Revised Script for Commonwealth Energy Shareholder Calls

January 17, 2003

Hi. My name is      . I am calling on behalf of the Board of Directors of Commonwealth Energy Corporation. Because you are a valued stockholder, we wanted to make sure that you are aware of the Company’s Annual Meeting coming up on Tuesday, January 21, and that you have an opportunity to vote on important issues that will be considered at the Meeting.

First, I would like to ask if you have received the Proxy Statement and the subsequent Proxy Statement Supplement and other material that was sent to you by the Company.

I would also like to ask if you received any proxy materials from anyone other than the Company or already have been called by anyone else soliciting your opinion or your vote.

IF THEY GOT COMMONWEALTH’S PACKAGE

Have you had a chance to read the materials? Do you understand the matters that are to be voted upon?

If they have read materials:

We hope we can count on your support. Please be sure to complete, sign and date the white voting card from the Company, which was sent to you by the Company’s transfer agent, Computershare, and return it today. [Suggest they do so immediately so they won’t forget.]

We believe existing management has achieved an outstanding level of success in building a strong and profitable Company since being appointed by the Board.

•	Commonwealth has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters.

•	During the first quarter of this year, we remained profitable on an operating basis we also would have been profitable on a GAAP basis, if not for a one-time charge for potential litigation costs resulting from the actions of prior management. [Be prepared to answer questions regarding the loss relating to $2.7 million litigation verdict.]

•	During the last two fiscal years, our shareholder equity has increased by 263% and Commonwealth’s assets have risen by 186%.

•	Commonwealth has built a cash position of $48 million and has no long-term debt.

•	Commonwealth has a business plan that we believe will keep it moving in a positive direction.

Do you have any questions or comments on the material in the Proxy Statement or the Proxy Statement Supplement? [Respond as appropriate, using attached Q&A. At close of discussion, say:]

Again, thank you for your time and your support. If you have any questions, or if there are any new developments that you would like to learn more about, please call us back at our toll-free phone number: 1-866-427-6469.

If they have not read materials:

We encourage you to read Commonwealth’s Proxy materials and mail your white ballot in the enclosed envelope as soon as possible so that your vote can be counted at the Annual Meeting. Every vote is important.

We believe existing management has achieved an outstanding level of success in building a strong and profitable Company since being appointed by the Board.

•	Commonwealth has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters.

•	During the first quarter of this year, we remained profitable on an operating basis we also would have been profitable on a GAAP basis, if not for a one-time charge for potential litigation costs resulting from the actions of prior management. [Be prepared to answer questions regarding the loss relating to $2.7 million litigation verdict.]

•	During the last two fiscal years, our shareholder equity has increased by 263% and Commonwealth’s assets have risen by 186%.

•	Commonwealth has built a cash position of $48 million and has no long-term debt.

•	Commonwealth has a business plan that we believe will keep it moving in a positive direction.

We are asking that you cast your ballot:

•	FOR Commonwealth’s nominees for the Board of Directors;

•	FOR ratifying the selection of our independent auditor Ernst & Young;

•	AGAINST a shareholder proposal that would prevent the Board of Directors from amending any of Commonwealth’s Bylaws that have been adopted by shareholders;

•	AGAINST a shareholder proposal that would immediately increase compensation to outside directors and require Commonwealth and its shareholders to provide mandatory indemnification for legal and other costs by outside Directors.

We believe that both of the shareholder proposals – issues numbers 3 and 4 on your ballot — are unnecessary, inappropriate and unsound policy, and we urge you to vote AGAINST them.

May we count on your support?

IF THEY SAY NO (DON’T RECALL RECEIVING), BUT WANT TO HEAR MORE:

Commonwealth recently mailed you the Company’s Proxy Statement, Proxy Statement Supplement and other materials for the Annual Meeting. These materials should arrive in large white envelopes from our transfer agent, Computershare. Do you recall seeing something in the mail that looked like that?

[If still don’t recall, ask for an opportunity to send another set of proxy materials, and take down address. Then proceed with script.]

We are asking that you cast your vote in accordance with the Board’s recommendations. We encourage you sign and date the Commonwealth’s white ballot and send it back right away in the return envelope. Your vote in accordance with the Board’s recommendations will allow us to continue building a stronger Commonwealth Energy.

We believe existing management has achieved an outstanding level of success in building a strong and profitable Company since being appointed by the Board.

•	Commonwealth has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters.

•	During the first quarter of this year, we remained profitable on an operating basis we also would have been profitable on a GAAP basis, if not for a one-time charge for potential litigation costs resulting from the actions of prior management. [Be prepared to answer questions regarding the loss relating to $2.7 million litigation verdict.]

•	During the last two fiscal years, our shareholder equity has increased by 263% and Commonwealth’s assets have risen by 186%.

•	Commonwealth has built a cash position of $48 million and has no long-term debt.

•	Commonwealth has a business plan that we believe will keep it moving in a positive direction.

We are asking that you cast your ballot:

•	FOR Commonwealth’s nominees for the Board of Directors;

•	FOR ratifying the selection of our independent auditor Ernst & Young;

•	AGAINST a shareholder proposal that would prevent the Board of Directors from amending any of Commonwealth’s Bylaws that have been adopted by shareholders;

•	AGAINST a shareholder proposal that would immediately increase compensation to outside directors and require Commonwealth and its shareholders to provide mandatory indemnification for legal and other costs by outside Directors.

May we count on your support?

IF NOT INTERESTED/DON’T CARE TO GET INVOLVED:

If they say “no” (don’t recall receiving), and they don’t care to get involved:

That’s fine. If you have any questions in the future, please call us toll free at 1-866-427-6469. Commonwealth’s management just wants to be certain that all of its stockholders are aware of the Annual Meeting and how important each of your votes is in determining our Company’s future and its success.

Because of the support by a majority of the shareholders, current management has achieved substantial success – and we hope to continue to do so. We hope we can count on your support.

If person asks why they should support the Board and current management, say:

We believe existing management has achieved an outstanding level of success in building a strong and profitable Company since being appointed by the Board three years ago.

•	Commonwealth has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters.

•	During the first quarter of this year, we remained profitable on an operating basis we also would have been profitable on a GAAP basis, if not for a one time charge for potential litigation costs resulting from the actions of prior management. [Be prepared to answer questions regarding the loss relating to $2.7 million litigation verdict.]

•	During the last two fiscal years, our shareholder equity has increased by 263% and Commonwealth’s assets have risen by 186%.

•	Commonwealth has built a cash position of $48 million and has no long-term debt.

•	Commonwealth has a business plan that we believe will keep it moving in a positive direction.

If the person thinks they may have received a proxy solicitation from Moseley and signed and sent it back because they thought it was pro-management, say:

You may revoke the proxy you have given Moseley by completing Commonwealth’s proxy with a later date. The Company recently mailed you Commonwealth’s Proxy Statement, a Proxy Statement Supplement and other materials. They should have arrived in large white envelopes from our transfer agent, Computershare. Just to be safe, we urge you to fill out Commonwealth’s white ballot enclosed with either of our materials, to vote in accordance with the Board’s recommendations, and to return it as soon as possible. That will supersede any earlier proxy vote you may have given.

IF RECEIVED MOSELEY MATERIAL, BUT INCLINED TO SUPPORT COMMONWEALTH:

If they say “yes” (have received material from Moseley’s campaign) but have NOT returned Moseley’s signature card, and are inclined to support the Board and current management:

Thank you for your support. We urge you not to sign the green proxy card sent by Mr. Moseley.

We believe that current management of Commonwealth has achieved an enviable record of success.

•	Commonwealth has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters.

•	During the first quarter of this year, we remained profitable on an operating basis we also would have been profitable on a GAAP basis, if not for a one time charge for potential litigation costs resulting from the actions of prior management. [Be prepared to answer questions regarding the loss relating to $2.7 million litigation verdict.]

•	During the last two fiscal years, our shareholder equity has increased by 263% and Commonwealth’s assets have risen by 186%.

•	Commonwealth has built a cash position of $48 million and has no long-term debt.

•	Commonwealth has a business plan that we believe will keep it moving in a positive direction.

We recently mailed you Commonwealth’s Proxy Statement and a Proxy Statement Supplement and other materials. Both should arrive in large white envelopes from our transfer agent, Computershare. When you receive the material, we urge you to promptly locate the white ballot card, vote in accordance with the Board’s recommendations, sign and date the ballot, and immediately send it back in the return envelope.

Can we count on your support?

If the person thinks they may have received Moseley’s proposal and signed and sent it back (by mistake), say:

You may revoke the proxy you have given Moseley by completing Commonwealth’s proxy with a later date. The Company recently mailed you Commonwealth’s Proxy Statement, a Proxy Statement Supplement and other materials. They should have arrived in large white envelopes from our transfer agent, Computershare. Just to be safe, we urge you to fill out Commonwealth’s white ballot enclosed with either of our materials, to vote in accordance with the Board’s recommendations, and to return it as soon as possible. That will supersede any earlier proxy vote you may have given.

IF SUPPORTIVE OF MOSELEY:

If they say “yes” (received material) and have signed a proxy to support Moseley:

I understand why you might have done this, because there is a great deal of confusion that has been created by Mr. Moseley. We are very concerned because we believe his proposal would be a threat to the future value of your investment in Commonwealth. We urge you not to sign the green proxy card sent by Mr. Moseley.

If you have a minute, I would like to answer any questions you might have ... to help clear up any confusion and to sort out what this decision means to the value of your investment.

Essentially, the issue is simple: Will Commonwealth continue to be run for the benefit of all shareholders, as it is now? Or will actions be taken to benefit a few at the expense of all shareholders, which is what we believe would be the result of Mr. Moseley’s efforts?

These are the facts:

Mr. Moseley has been making allegations about Commonwealth that are simply untrue. The truth is, Commonwealth has achieved an enviable record of success.

•	Commonwealth has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters.

•	During the first quarter of this year, we remained profitable on an operating basis we also would have been profitable on a GAAP basis, if not for a one-time charge for potential litigation costs resulting from the actions of prior management. [Be prepared to answer questions regarding the loss relating to $2.7 million litigation verdict.]

•	During the last two fiscal years, our shareholder equity has increased by 263% and Commonwealth’s assets have risen by 186%.

•	Commonwealth has built a cash position of $48 million and has no long-term debt.

•	Commonwealth has a business plan that we believe will keep it moving in a positive direction.

Mr. Moseley has made a shareholder proposal that would immediately increase compensation for Commonwealth’s outside Directors by, among other things, requiring the Company to annually issue shares of stock to these directors, which the Directors do not currently receive. The proposal would also require Commonwealth and its shareholders to provide indemnification for legal and other costs incurred by outside Directors. At the same time, Mr. Moseley is running for a board seat. If this proposal passes, the Company’s outside directors, including Mr. Moseley, Mr. Saline and Mr. Moseley’s other candidates if they are elected, will benefit directly from this increased compensation. We believe this proposal will benefit only a few people at potentially large cost to the Company and all of its shareholders.

In addition, another shareholder proposal would prevent the Board of Directors from amending any of Commonwealth’s Bylaws that have been adopted by shareholders.

We believe that both of the shareholder proposals – issues numbers 3 and 4 on your ballot — are unnecessary, inappropriate and unsound policy, and we urge you to vote AGAINST them.

We feel that the Board’s recommendations offer the best hope for the future of the Commonwealth and your investment. We hope you will consider this.

If Call Goes to Voice Mail:

Hi. My name is      . I am calling on behalf of the Board of Directors of Commonwealth Energy Corporation. Because you are a valued stockholder, we wanted to let you know that the Company’s Annual Meeting is coming up in January ... and this gives you an opportunity to ensure that we are able to keep building a stronger and brighter future for Commonwealth.

We have recently mailed you a packet of information including Commonwealth’s Proxy Statement, and we are sending a Proxy Statement Supplement and other material. They should arrive in large white envelopes from Commonwealth’s transfer agent, Computershare. We urge you to locate Commonwealth’s white ballot ... to vote in accordance with the Board’s recommendations ... and to sign, date and mail back the ballot in the return envelope as soon as possible.

Commonwealth has achieved an enviable record of success under current management – and, with your continuing support, we hope to achieve much more.

You may also have received proxy materials from a group of shareholder led by Wayne Moseley and calling itself the Commonwealth Investors Group. If you received such materials, we urge you not to sign the green proxy card sent by Mr. Moseley.

Instead, please sign, date and return the Company’s white proxy card.

If you have any questions, please call toll free to 1-866-427-6469.

We would like to thank you in advance for your support.

Potential Q&A for Solicitation

Q.     Why does Ian Carter pay himself so much? Why does he deserve $1 million a year?

A.     Actually, Mr. Carter does not pay himself anything. His base pay is established by the terms of his employment contract. In addition, any changes to his base pay and any incentive bonus that he might receive is determined solely by the Board of Directors and is based on whether the Company achieves specific financial and other goals.

Despite the significant success achieved by Commonwealth, Mr. Carter’s salary during his time at Commonwealth has averaged below the median and his combined salary and bonus has been at approximately the 60th percentile of CEOs of similar-sized companies.

[Say this paragraph only if specifically pressed about the $1 million allegation:] Mr. Carter does not earn $1 million a year. Nor did he receive that much last year, as Mr. Moseley has claimed. As listed in the Proxy Statement, Mr. Carter’s combined salary, bonus and employee benefits received in 2002 totaled approximately $870,000 and he received 300,000 stock options. Yes, that may sound like a lot of money. But consider the significant value created for all shareholders during his time at Commonwealth.

[The remainder of this answer is background, to be used on if-asked basis.]

If asked what the performance goals are, say “financial targets, resolution of a legacy of issues created by prior management, and creation of business opportunities for the future.”

If asked what sort of value “he” has created, say: “What the management team has achieved is been substantial. The key achievements include:

•	Commonwealth has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters. We also would have remained profitable on the basis of Generally Accepted Accounting Principles except for a onetime charge for potential litigation costs resulting from the actions by prior management.

•	During the first quarter of this year, we remained profitable on an operating basis. We also would have been profitable on a GAAP basis, if not for a one-time charge for potential litigation costs resulting from the actions of prior management.

•	During the last two fiscal years, our shareholder equity has increased by 263% and Commonwealth’s assets have risen by 186%. This was achieved despite significant declines in energy company valuations generally over the past year and a half.

•	Commonwealth has built a cash position of $48 million and has no long-term debt. This is an excellent position by any standard.

•	Current management succeeded in negotiating settlements with the California Department of Corporations and the California Public Utilities Commission regarding a number of serious issues created by prior management. Any of these issues, if left unresolved, could have put Commonwealth out of business.

Q.     Why are Commonwealth executives paid so much, while shareholders get nothing?

A.     Companies must pay competitive compensation to attract top-quality executives. And we have built an outstanding team of talented and dedicated executives at a cost that is actually below the average for companies of similar size and industry type.

Commonwealth has achieved outstanding success over the past three years, and the hard work and vision of our management team are responsible for that. Current management also has been extremely decisive in dealing with a legacy of problems inherited from old management and has had the vision to create opportunities for the future. We believe this has been responsible for saving the Company from certain insolvency that could have caused shareholders to lose their entire investment.

Q.     Why don’t Commonwealth’s shares have liquidity?

A.     Commonwealth’s Board of Directors and management agree that it would be desirable to create liquidity for Commonwealth’s shares. But it must be done in the right way and at the right time. The Company does not qualify for listing at this time on a major stock exchange or Nasdaq, and the Company has decided no to seek to have its shares traded on the OTC Bulletin Board or Pink Sheets because we believe such a market would likely establish a low price per share at this time. This could hinder future attempts to be listed on a major exchange or Nasdaq, because those markets generally require a company to have a trading history at a set minimum price per share (for example, $5 per share for the Nasdaq National Market).

For the past year and a half, the Board of Directors and management have actively explored ways to achieve share liquidity, both through possible mergers or by listing our stock. We are continuing to do so.

Last year, we held discussions regarding a potential merger with a major public company. While that merger did not occur, we continue to consider merger opportunities that would provide our shareholders reasonable upside potential and with liquidity that also protects your investment.

Our efforts last year to list Commonwealth stock on a major exchange or comparable trading market were put on hold when the bottom fell out of the market and energy stocks fell to historic lows. The market for energy stocks remains very depressed.

In addition, our shareholders do have some liquidity. Most of our shareholder’s shares may be sold under Rule 144 through a broker.

This is an issue we would like to resolve soon. We know many of our shareholders would like such liquidity. So would the Board of Directors and management of Commonwealth.

Q.     Why does Commonwealth pay dividends to preferred shareholders, but not to common stockholders?

A.     Commonwealth’s charter documents require Commonwealth to either reserve or pay dividends to its preferred shareholders. Because of these requirements, the Board of Directors decided to pay those dividends.

However, the Board decided not to establish dividends for common stock at this point in order to retain capital to fund prospects that offer greater value for all shareholders. This is a common practice for emerging businesses such as Commonwealth.

Q.     Wasn’t the Calpine contract the only thing that saved Commonwealth – and current management had nothing to do with it?

A.     The energy supply contract with Calpine was put in place by prior management. But it was badly mismanaged by them, and Commonwealth was losing money on the contract — as much as $1 million in a month.

The reason is simple: Prior management signed up more customers than it could serve with electricity it received under the Calpine contract and other contracts. This meant Commonwealth was forced go into the expensive spot market and buy additional supplies of electricity to make up the difference. In addition, prior management had made agreements to sell electricity to a number of large customers at prices lower than what Commonwealth was paying.

Current management was able to identify and correct the problems by reducing the number of our customers, which we were able to do without penalty under California regulations. As a result, the energy provided by the Calpine contract exceeded the energy needs of our customers. Not only were we able to stop being a buyer in the spot market, but we were able to sell any excess supplies in the spot market at a profit at a time when wholesale energy prices were very high. Ultimately, by restructuring our customer base, we enabled the Calpine contract to work in Commonwealth’s favor.

In our view, what current management achieved in handling the Calpine contract, along with many other changes in our business plan, saved Commonwealth from virtually certain insolvency.

Q.     Why doesn’t Commonwealth have a strategic plan?

A.     Commonwealth has a very specific business plan that encompasses our strategic goals. The plan is updated constantly to keep abreast of the ever-changing marketplace, and it has been defined it in numerous documents for shareholders and the general public, most recently in Commonwealth’s 10-K and Annual Report. Under prior management, no such plan existed.

The first phase of current management’s strategic plan was to clean up the financial mess left behind by prior management. Once that was accomplished and Commonwealth was on sound financial footing, current management was able to focus on the future.

The vision is to expand Commonwealth as a premier provider of energy and energy-related services in North America. In addition, we intend to continue to develop proprietary assets and to acquire companies that will complement our core business and strengths, particularly in energy efficiency products. Diversification is vital to growth.

Q.     Why has Commonwealth invested so much in Summit Energy Ventures?

A.     Summit Energy Ventures is an investment vehicle that was formed to enable Commonwealth to diversify its business by making strategic investments in energy efficiency product and technology companies. Those investments are made on our behalf and with the approval of an investment committee appointed by Commonwealth. Commonwealth made a $15 million capital contribution to Summit, and approximately half of that has been invested to date. Details of these investments have been disclosed in a number of public documents.

Q.     Hasn’t the TRIUMPH system been a failure?

A.     TRIUMPH is Commonwealth’s proprietary automated back-office system.

The system was developed to fulfill Commonwealth’s internal needs and to outsource to third parties. It continues to provide critical back-office functions to us internally, creating significant savings that help offset the cost of developing the system.

Initially, potential outsourcing clients for TRIUMPH were other Energy Service Providers. At the peak, more than 300 ESPs existed in California. However, changing market conditions forced all but a handful out of business. Currently, we are pursuing other outsourcing clients for TRIUMPH, including municipalities.

Q.     Why is Commonwealth involved in so much litigation?

A.     Regrettably, Commonwealth continues to be involved in more litigation than we would like. However, current management believes it is important to defend the Company when it is sued. In our view, much of this litigation has been brought by a small number of individuals who Commonwealth believes have their own agenda and are seeking to benefit themselves at the expense of all shareholders.

While the cost to Commonwealth of this litigation is more than we would like, we believe the cost of not defending the Company and all of its shareholders would be far greater.

Q.     Why are people saying management is unethical?

A.     Our Board and current management resent the inferences attempting to compare Commonwealth to Enron Corporation. Of course, those inferences are not accompanied by any facts. This is mud-slinging at its worst.

This could damage critical relationships with current and future strategic partners, investment and financial advisors and with other parties who could be instrumental in furthering the business of Commonwealth.

We believe that the vast majority of our shareholders understand that we pride ourselves in being a company of high integrity and business ethics. We ask you to consider their tactics when you evaluate the message presented by this group.

Q.     Why were some shareholder proposals not included in Commonwealth’s Proxy?

A.     SEC rules require that public companies include in their proxy materials shareholder proposals that address appropriate issues, are not misleading and comply with the SEC’s rules. The SEC ruled that five of the seven proposals submitted by the Moseley group may properly be excluded because they did not satisfy one or more of these criteria. Two of the seven proposals submitted by the Moseley group have been included in the Proxy Statement.

Q.     Who would be benefited by Mr. Moseley’s stockholder proposal? (#4 on ballot)
         [OR: Why does Commonwealth oppose Mr. Moseley’s stockholder proposal?]

A.     While this proposal would benefit all of the Company’s outside directors, we believe the proposal is primarily designed to benefit Mr. Saline. We believe that the scope of the provision is unclear as drafted. In particular, we are concerned by the section of the proposal that would require the Company – and hence all shareholders – to pay for legal costs for outside directors. Mr. Saline has been involved in numerous legal actions against Commonwealth, and we believe this proposal would encourage him to file even more such actions because the costs of doing so would be paid for by all shareholders. In addition, you may notice that Mr. Moseley is seeking to get himself elected to the Board. If he is elected, he would directly benefit from the increased compensation that he is proposing for outside directors.

We also have serious concerns about the necessity, the propriety and the legality of the proposal’s section regarding compensation for independent Directors.

•	It would immediately increase compensation for those Directors.

•	By making that compensation part of the Bylaws, it would limit the Company’s ability to adjust it in the future to reflect changing market conditions.

•	It cannot be implemented under California and federal law.

Q.     Why does Commonwealth oppose Mr. Garren’s shareholder proposal? (#3 on ballot)

A.     This proposal would prohibit the Board of Directors from amending certain Bylaws. It is being portrayed by Mr. Garren’s supporters as protecting shareholders.

In fact, shareholders already have the power to adopt, amend or repeal Commonwealth’s Bylaws. Shareholders already have substantial power and protection.

Commonwealth believes Mr. Garren’s proposal would hamstring the flexibility of the Board of Directors to respond to changes in the marketplace. This could create a situation that endangers the ability of the Board of Directors to allow for orderly functioning of the Company in the future.

Q.     Why has Commonwealth nominated Joe Saline for the Board? Hasn’t management had difficulties with Saline?

A.     Yes, we have had difficulties with Mr. Saline in recent years, and he had been involved in legal actions by him against the Company and by the Company against him. In order to attempt to end the litigation and allow the Company to get on with its business responsibilities, the Company compromised and settled with his group and agreed that he would be on the slate at the upcoming election. Mr. Saline was therefore included as a nominee for the Board solely to comply with a working settlement agreement of a legal matter.

Information Hotline Script
Commonwealth Proxy Solicitation – 2002 Annual Meeting

Thank you for calling Commonwealth Energy’s information hotline. We are sorry that we missed your call in person.

The Company’s Annual Meeting is coming up on Tuesday, January 21st, and we hope that you will take the opportunity to vote on important issues that will be considered at the Meeting.

We have mailed to you a Proxy Statement, a Proxy Statement Supplement and other materials. You may already have received them.

We hope that you have had a chance to read the materials ... and we hope that we can count on your support. We encourage you to vote your proxies in accordance with the recommendations of Commonwealth’s Board of Directors.

We believe existing management has achieved an outstanding level of success in building a strong and profitable Company since being appointed by the Board.

•	Commonwealth has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters.

•	During the last two fiscal years, our shareholder equity has increased by 263% and Commonwealth’s assets have risen by 186%.

•	Commonwealth has built a cash position of $48 million and has no long-term debt.

•	Commonwealth has a business plan that we believe will keep it moving in a positive direction.

We urge you to please be sure to complete, sign and date the white voting card from the Company and to return it today.

Again, we wish to thank you in advance for your time and your support. If you have any further questions ... or if there are any new developments that you would like to learn more about ... please leave a message with your name, area code and telephone number, and the reason for your call. A representative of the Company will contact you as soon as possible.